Exhibit 99.1

OFS CAPITAL CORPORATION ANNOUNCES FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS
QUARTERLY DISTRIBUTION INCREASED TO $0.28 PER SHARE — 12% INCREASE COMPARED TO PRIOR QUARTER
Chicago, IL - March 4, 2022 - OFS Capital Corporation (Nasdaq: OFS) (“OFS Capital,” “we,” “us,” or “our”) today announced its financial results for the fiscal quarter and the full year ended December 31, 2021. On March 1, 2022, OFS Capital’s Board of Directors declared a distribution of $0.28 per common share for the first quarter of 2022, a 12% increase compared to the prior quarter, payable on March 31, 2022 to stockholders of record as of March 24, 2022.
FOURTH QUARTER FINANCIAL HIGHLIGHTS
•Net investment income for the quarter ended December 31, 2021 was $0.33 per common share, as compared to $0.24 for the quarter ended September 30, 2021. The increase was primarily attributable to increased dividend and fee income.
•Adjusted net investment income (“Adjusted NII”)(1) for the quarter ended December 31, 2021 was $0.47 per common share as compared to $0.25 per share for the quarter ended September 30, 2021.
•Net asset value (“NAV”) per share increased to $15.18 at December 31, 2021 from $14.16 at September 30, 2021 and $11.85 at December 31, 2020.
•The net gain per common share for the quarter ended December 31, 2021 was $0.94. The net gain per common share was largely attributable to realized and unrealized gains on equity securities.
•Earnings per common share for the quarter ended December 31, 2021 was $1.27 as compared to $0.98 per common share for the quarter ended September 30, 2021.
•At December 31, 2021, based on fair value, 92% of our debt portfolio consisted of floating rate loans and 95% of our debt portfolio consisted of senior secured loans; 71% of our borrowings are fixed rate and mature in 2025 and beyond.

SELECTED FINANCIAL HIGHLIGHTS	Quarter Ended (unaudited)
(in thousands, except per share data)	December 31, 2021	September 30, 2021
Net Investment Income Per Common Share
Net investment income per common share	$0.33	$0.24

Net Realized/Unrealized Gain (Loss) Per Common Share
Net realized gain (loss) per common share	$(0.98)	$0.24
Net unrealized gain per common share	2.07	0.52
Net loss on extinguishment of debt per common share	(0.15)	(0.02)
Net gain per common share	$0.94	$0.74

Earnings Per Common Share
Earnings per common share	$1.27	$0.98

Net Asset Value
Net asset value per share	$15.18	$14.16
Distributions paid per share	$0.25	$0.24

Adjusted NII Per Share
Net investment income per share	$0.33	$0.24
Capital gain incentive fee accrual per share	0.14	0.01
Adjusted NII per share	$0.47	$0.25

	As of
	December 31, 2021	September 30, 2021
Balance Sheet Highlights		(unaudited)
Investment portfolio, at fair value	$507.1	$526.3
Total assets	569.0	537.2
Net asset value per common share	15.18	14.16

Management Commentary
“Based on strong origination activity and increased portfolio income, our fourth quarter net investment income increased to $0.33 per share, a 38% increase compared to the prior quarter. Fourth quarter adjusted net investment income increased to $0.47 per share, an 88% increase compared to the prior quarter”, said Bilal Rashid, OFS Capital’s Chairman and Chief Executive Officer. “We are pleased to increase our distribution for the sixth straight quarter. Our NAV increased 28% from December 31, 2020 primarily due to net gains in the portfolio and now exceeds our 2019 year-end NAV by 22%. In an environment in which interest rates are rising, we believe our portfolio is well positioned with 92% of our debt portfolio consisting of floating rates.”

(1) Supplemental information regarding Adjusted NII:
On a supplemental basis, we disclose Adjusted NII (including on a per share basis), which is a financial measure calculated and presented on basis other than in accordance with generally accepted accounting principles of the United States of America (“GAAP”). Adjusted NII represents net investment income excluding the capital gains incentive fee in periods in which such expense occurs. GAAP requires recognition of a capital gains incentive fee in our financial statements if aggregate net realized and unrealized capital gains, if any, on a cumulative basis from the date of the election to be a BDC through the reporting date is positive. Such fees are subject to further conditions specified in the investment advisory agreement with OFS Capital Management, LLC, principally related to the realization of such net gains, before OFS Capital Management, LLC is entitled to payment, and such recognized fees are subject to the risk of reversal should unrealized gains diminish to become losses. Management believes that Adjusted NII is a useful indicator of operations exclusive of any net capital gains incentive fee, as net investment income does not include the net gains, realized or unrealized, associated with the capital gains incentive fee.
Management believes Adjusted NII facilitates analysis of our results of operations and provides greater transparency into the determination of incentive fees. Adjusted NII is not meant as a substitute for net investment income determined in accordance with GAAP and should be considered in the context of the entirety of our reported results of operations, financial position and cash flows determined in accordance with GAAP. A reconciliation of net investment income determined in accordance with GAAP to Adjusted NII is set forth in Schedule I to this press release.

PORTFOLIO AND INVESTMENT ACTIVITIES
($ in millions, except for per share data)

Portfolio Overview	As of and for the Year Ended December 31, 2021
Investment portfolio, at fair value	$507.1
Weighted-average performing income yield - interest-bearing investments (2)	10.62%
Weighted-average realized yield - interest-bearing investments (3)	9.71%
Weighted-average realized yield on total investments (4)	9.10%
The weighted-average yield of investments is not the same as a return on investment for our stockholders but, rather, relates to portion of our investment portfolio and is calculated before the payment of all of our fees and expenses.
(2)Income yield is calculated as (a) the actual amount earned on performing investments, including interest and prepayment fees and amortization of net loan fees, divided by (b) the weighted-average of total performing investment amortized cost.
(3)    Realized yield computed as (a) the actual amount earned on interest-bearing investments, including interest, prepayment fees and net loan fees, divided by (b) the weighted-average of total interest-bearing investments amortized cost, in each case, including debt investments in non-accrual status and non-income producing Structured Finance Notes.
(4)    Realized yield computed as (a) the actual amount earned on all investments including interest, dividends and prepayment fees, amortization of net loan fees, and dividends received divided by (b) the weighted-average of total investments amortized cost or cost.

	Quarter Ended
Portfolio Activity	December 31, 2021	September 30, 2021
Investments in new portfolio companies	$61.6	$29.7
Investments in existing portfolio companies	$13.7	$26.4
Investments in structured finance notes	$—	$8.5
At December 31, 2021, the total fair value of our investment portfolio was $507.1 million, which was equal to approximately 110% of amortized cost. As of December 31, 2021, the fair value of our debt investment portfolio in 58 portfolio companies totaled $344.6 million, of which 95% and 5% were senior secured loans and subordinated loans, respectively. As of December 31, 2021, we also held approximately $87.3 million in common, preferred and other equity investments, at fair value. As of December 31, 2021, our portfolio had two non-accrual loans with an aggregate fair value of $7.7 million, or 2.2% of our total debt portfolio at fair value, compared to four non-accrual loans with an aggregate fair value of $12.1 million, or 3.8% of our total debt portfolio at fair value at December 31, 2020. As of December 31, 2021, our investment portfolio also included seventeen investments in structured finance notes with a fair value of $75.2 million. At December 31, 2021, we had unfunded commitments of $43.7 million to fourteen portfolio companies. As of December 31, 2021, floating rate loans comprised 92% of our debt investment portfolio, with the remaining 8% in fixed rate loans, as a percentage of fair value.

RESULTS OF OPERATIONS
(in thousands)	Quarter Ended (unaudited)
	December 31, 2021	September 30, 2021
Total investment income	$15,267	$10,589
Expenses:
Interest expense	4,215	4,234
Management and incentive fees	5,366	2,052
Other expenses	1,256	1,068
Total expenses	10,837	7,354
Net investment income	4,430	3,235
Net gain on investments	14,722	10,154
Loss on extinguishment of debt	(2,068)	(224)
Net increase in net assets resulting from operations	$17,084	$13,165
Investment Income
For the three months ended December 31, 2021, total investment income increased by $4.7 million as compared to the three months ended September 30, 2021, primarily due to an increase in dividend income of $1.8 million and an increase in other fee income of $1.6 million. Increased fee acceleration as a result of increased portfolio runoff also contributed to the increase.
Expenses
For the three months ended December 31, 2021, management and incentive fees increased $3.3 million compared to the three months ended September 30, 2021, primarily due to an increase in the Income Incentive Fee of $1.5 million and an increase in the Capital Gains Fee. The Capital Gains Fee is currently not payable under the terms of the Advisory Agreement but was calculated in accordance with GAAP which requires the inclusion of aggregate unrealized appreciation on investments.
Net Gain (Loss) on Investments
For the three months ended December 31, 2021, net gain on investments of $14.7 million was primarily due to unrealized appreciation of $10.1 million on our common equity investment in Pfanstiehl Holdings, Inc.
LIQUIDITY AND CAPITAL RESOURCES
At December 31, 2021, we had $43.0 million of cash, which includes cash and cash equivalents of $15.0 million held by OFS SBIC I, LP (“SBIC I LP”), our wholly owned SBIC, and OFSCC-FS, LLC (“OFSCC-FS”), an indirect wholly owned subsidiary. Our use of cash held by SBIC I LP and OFSCC-FS is restricted by regulatory and contractual conditions, including limitations on the amount of cash SBIC I LP and OFSCC-FS can distribute to us.
Additionally, at December 31, 2021, we had an unused commitment of $25.0 million under our senior secured revolving credit facility with Pacific Western Bank, as well as an unused commitment of $50.0 million under the revolving credit facility with BNP Paribas, both subject to borrowing base requirements and other covenants. Based on fair values and equity capital at December 31, 2021, we could access all unused commitments under our credit facilities and remain in compliance with 1940 Act asset coverage requirement.
On October 28, 2021 and November 1, 2021, OFS Capital issued $55.0 million unsecured notes (the “2028 Notes”) which bear a fixed interest rate of 4.95% and mature on October 31, 2028. OFS Capital utilized a portion of the proceeds from the 2028 Notes to redeem $25.0 million of unsecured notes which were originally scheduled to mature in September 2023 and bore an interest rate of 6.25%. On November 22, 2021, OFS Capital redeemed $54.3 million of unsecured notes that were originally scheduled to mature in October 2026 and bore an interest rate of 5.95%. As of December 31, 2021, OFS Capital has $180.0 million of unsecured notes (71.0% of total debt outstanding) which mature in 2025 and beyond.
On November 15, 2021, we amended our senior secured revolving credit facility with Pacific Western Bank to decrease the interest rate floor from 5.0% to 4.0%, effective as of November 1, 2021.

RECENT DEVELOPMENTS
On February 28, 2022, we prepaid $19.0 million of SBA debentures that were contractually due March 1, 2025 and September 1, 2025.
CONFERENCE CALL
OFS Capital will host a conference call to discuss these results on Friday, March 4, 2022, at 11:00 AM Eastern Time. Interested parties may participate in the call via the following:
INTERNET: Log on to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.
TELEPHONE: Dial (877) 510-7674 (Domestic) or (412) 902-4139 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through March 14, 2022 at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #8952094.
For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-K for the year ended December 31, 2021, which is to be filed with the Securities and Exchange Commission.

OFS Capital Corporation and Subsidiaries
Consolidated Statements of Assets and Liabilities
(Dollar amounts in thousands, except per share data)

	December 31,
	2021	2020
Assets
Investments, at fair value
Non-control/non-affiliate investments (amortized cost of $428,398 and $363,628 respectively)	$421,567	$328,665
Affiliate investments (amortized cost of $17,650 and $86,484, respectively)	72,584	102,846
Control investment (amortized cost of $11,264 and $10,911, respectively)	12,948	10,812
Total investments at fair value (amortized cost of $457,312 and $461,023, respectively)	507,099	442,323
Cash	43,048	37,708
Receivable for investments sold	14,893	—
Interest receivable	1,475	1,298
Prepaid expenses and other assets	2,533	2,484
Total assets	$569,048	$483,813

Liabilities
Revolving lines of credit	$100,000	$32,050
SBA debentures (net of deferred debt issuance costs of $555 and $1,088, respectively)	69,365	104,182
Unsecured Notes (net of discounts and deferred debt issuance costs of $4,554 and $4,897, respectively)	175,446	172,953
Interest payable	3,685	3,176
Payable to investment adviser and affiliates	6,217	3,252
Payable for investments purchased	8,788	8,411
Accrued professional fees	452	495
Other liabilities	1,351	338
Total liabilities	365,304	324,857

Commitments and contingencies

Net Assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, 0 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	—	—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 13,422,413 and 13,409,559 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	134	134
Paid-in capital in excess of par	185,113	187,124
Total distributable earnings (accumulated losses)	18,497	(28,302)
Total net assets	203,744	158,956

Total liabilities and net assets	$569,048	$483,813

Number of shares outstanding	13,422,413	13,409,559
Net asset value per share	$15.18	$11.85

OFS Capital Corporation and Subsidiaries
Consolidated Statements of Operations
(Dollar amounts in thousands, except per share data)

	(unaudited)
	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Investment income
Interest income:
Non-control/non-affiliate investments	$10,188	$8,159	$37,350	$34,278
Affiliate investments	962	1,611	3,686	7,549
Control investment	332	333	1,348	1,217
Total interest income	11,482	10,103	42,384	43,044
Dividend income:
Non-control/non-affiliate investments	888	—	888	—
Affiliate investments	1,000	467	1,143	955
Control investment	(33)	—	136	—
Total dividend income	1,855	467	2,167	955
Fee income:
Non-control/non-affiliate investments	1,565	101	2,485	945
Affiliate investments	291	449	653	465
Control investment	74	17	74	66
Total fee income	1,930	567	3,212	1,476
Total investment income	15,267	11,137	47,763	45,475

Expenses
Interest and financing expense	4,215	4,507	17,515	18,808
Management fees	2,009	1,846	7,669	7,605
Income Incentive Fee	1,543	693	2,352	2,025
Capital Gains Fee	1,814	—	1,916	—
Professional fees	440	463	1,670	1,993
Administration fees	416	399	1,758	1,855
Other expenses	400	225	1,433	1,335
Total expenses before Income Incentive Fee waiver	10,837	8,133	34,313	33,621
Income Incentive Fee waiver	—	—	—	(441)
Total expenses, net of Income Incentive Fee waiver	10,837	8,133	34,313	33,180
Net investment income	4,430	3,004	13,450	12,295

Net realized and unrealized gain (loss) on investments
Net realized gain (loss) on non-control/non-affiliate investments	(16,371)	25	(27,114)	(10,021)
Net realized gain on affiliate investments	4,299	—	7,545	—
Income tax expense on net realized investment gains	(1,027)	—	(1,027)	—
Net unrealized appreciation (depreciation) on non-control/non-affiliate investments	17,487	86	38,551	(11,295)
Net unrealized appreciation on affiliate investments	10,422	6,317	28,153	12,633
Net unrealized appreciation (depreciation) on control investment	(301)	2,628	1,783	1,704
Deferred tax benefit (expense) on investments net unrealized appreciation/depreciation	213	(141)	114	275
Net gain (loss) on investments	14,722	8,915	48,005	(6,704)
Loss on extinguishment of debt	(2,068)	(484)	(4,591)	(820)
Loss on impairment of goodwill	—	—	—	(1,077)
Net increase in net assets resulting from operations	$17,084	$11,435	$56,864	$3,694

Net investment income per common share - basic and diluted	$0.33	$0.22	$1.00	$0.92
Net increase in net assets resulting from operations per common share - basic and diluted	$1.27	$0.85	$4.24	$0.28
Distributions declared per common share	$0.25	$0.18	$0.91	$0.86
Basic and diluted weighted average common shares outstanding	13,419,010	13,406,436	13,413,861	13,394,005

ABOUT OFS CAPITAL
OFS Capital Corporation is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. OFS Capital's investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. OFS Capital invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 million to $20 million in companies with annual EBITDA between $5 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. OFS Capital's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 19405, as amended, and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.
FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, adjusted net investment income, net asset value and net investment gains and losses and the factors that may affect such results, including origination activity and portfolio income; management's belief that the portfolio is well positioned in a rising interest rate environment, when there can be no assurance that is the case; and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Steve Altebrando
646-652-8473
saltebrando@ofsmanagement.com
5 Registration does not imply a certain level of skill or training

Schedule 1
Non-GAAP Financial Measure – Adjusted Net Investment Income
On a supplemental basis, we disclose Adjusted NII (including on a per share basis), which is a financial measure calculated and presented on basis other than in accordance with GAAP. Adjusted NII represents net investment income excluding the capital gains incentive fee in periods in which such expense occurs. GAAP requires recognition of a capital gains incentive fee in our financial statements if aggregate net realized and unrealized capital gains, if any, on a cumulative basis from the date of the election to be a BDC through the reporting date is positive. Such fees are subject to further conditions specified in the investment advisory agreement with OFS Capital Management, LLC, principally related to the realization of such net gains, before OFS Capital Management, LLC is entitled to payment, and such recognized fees are subject to the risk of reversal should unrealized gains diminish to become losses. Management believes that Adjusted NII is a useful indicator of operations exclusive of any net capital gains incentive fee, as net investment income does not include the net gains, realized or unrealized, associated with the capital gains incentive fee. Management believes Adjusted NII facilitates analysis of our results of operations and provides greater transparency into the determination of incentive fees. Adjusted NII is not meant as a substitute for net investment income determined in accordance with GAAP and should be considered in the context of the entirety of our reported results of operations, financial position and cash flows determined in accordance with GAAP.
The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted NII for the three months ended and years ended December 31, 2021 and December 31, 2020 (dollar amounts in thousands, except per share data) (unaudited):

	Three Months Ended December 31,				Years Ended December 31,
	2021		2020		2021		2020
	(000's)	Per Share	(000's)	Per Share	(000's)	Per Share	(000's)	Per Share
Net investment income	$4,430	$0.33	$3,004	$0.22	$13,450	$1.00	$12,295	$0.92
Capital Gains Fee	1,814	0.14	—	—	1,916	0.14	—	—
Adjusted NII	$6,244	$0.47	$3,004	$0.22	$15,366	$1.14	$12,295	$0.92
Although these non-GAAP financial measures are intended to enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP.